Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to (i) the inclusion in the Information Statement on Schedule 14C of Talos Energy Inc. (the “Information Statement”) of our report dated January 21, 2020, containing information relating to ILX Holdings, LLC’s estimated reserves as of December 31, 2018, and of our report dated January 21, 2020, containing information relating to ILX Holdings II, LLC’s estimated reserves as of December 31, 2018, and (ii) all references to our firm in the Information Statement and to the incorporation by reference of said reports in the Registration Statements on Form S-3 (File No. 333-231925) and Form S-8 (File No. 333-225058) of Talos Energy Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

January 28, 2020

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